Continued Year-over-year Margin Expansion and Improved Cash Flow
Highlight Cooper Standard's Third Quarter Results

NORTHVILLE, Mich., October 30, 2025 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2025.

Third Quarter 2025 Highlights
•Sales of $695.5 million, an increase of 1.5% vs. the third quarter of 2024
•Gross profit of $87.1 million, an increase of 14.2% vs. the third quarter of 2024
•Operating income of $26.5 million, an increase of 12.8% vs. the third quarter of 2024
•Net loss of $7.6 million, or $(0.43) per diluted share, an improvement of $3.4 million vs. the third quarter of 2024
•Adjusted net loss of $4.4 million, or $(0.24) per diluted share, an improvement of $7.6 million vs. the third quarter of 2024
•Adjusted EBITDA of $53.3 million, or 7.7% of sales, an increase of $7.1 million vs. the third quarter of 2024

“Our operating performance continues to be outstanding, delivering results for the first nine months of the year that exceeded our original plans,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “We expect our execution will enable us to successfully navigate further temporary customer production disruptions in the fourth quarter and continue to drive higher margins and improved shareholder value going forward.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollar amounts in millions except per share amounts)
Sales	$695.5	$685.4	$2,068.5	$2,070.1
Net loss	$(7.6)	$(11.1)	$(7.5)	$(119.0)
Adjusted net (loss) income	$(4.4)	$(12.0)	$0.1	$(53.9)
Net loss per diluted share	$(0.43)	$(0.63)	$(0.42)	$(6.78)
Adjusted net (loss) income per diluted share	$(0.24)	$(0.68)	$0.01	$(3.07)
Adjusted EBITDA	$53.3	$46.1	$174.7	$126.4

Sales increased by 1.5% in the third quarter due primarily to favorable foreign exchange and favorable volume and mix, partially offset by certain customer price adjustments.

Net loss for the third quarter of 2025 was $7.6 million, including restructuring charges of $3.5 million and other special items. Net loss for the third quarter of 2024 was $11.1 million, including restructuring charges of $1.5 million and other special items. Excluding these special items and their related tax impact, adjusted net loss was $4.4 million in the third quarter of 2025 compared to adjusted net loss of $12.0 million in the third quarter of 2024, or an improvement of $7.6 million year-over-year. The improvement was primarily driven by increased manufacturing and purchasing efficiency and favorable foreign exchange, partially offset by unfavorable volume, mix and price, higher selling, general administration and engineering (SGA&E) expense related to stock price appreciation adjustments for certain equity-based incentive compensation accruals, and ongoing general inflation.

Adjusted EBITDA for the third quarter of 2025 was $53.3 million compared to $46.1 million in the third quarter of 2024. The year-over-year improvement was primarily driven by increased manufacturing and purchasing efficiency and favorable foreign exchange, partially offset by unfavorable volume, mix and price, higher SGA&E expense related to stock price appreciation adjustments for certain equity-based incentive compensation accruals, and ongoing general inflation.

Cash Flow and Liquidity

Cash provided by operating activities in the third quarter of 2025 was $38.6 million, an increase of $10.8 million compared to the third quarter of 2024. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) in the third quarter of 2025 was $27.4 million, an increase of $10.5 million compared to the third quarter of 2024. The increase was driven primarily by improved operating earnings and positive net change in working capital.

As of September 30, 2025, Cooper Standard had cash and cash equivalents totaling $147.6 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $313.5 million at the end of the third quarter of 2025. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Adjusted net (loss) income, adjusted EBITDA, adjusted net (loss) income per diluted share, and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive global trends associated with hybrid and battery electric vehicles. During the third quarter of 2025, the Company received net new business awards totaling $96.4 million in anticipated future annualized sales. Through the first nine months of 2025, the Company has received $228.5 million in net new business awards, primarily related to battery-electric and hybrid vehicle platforms.

Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2025	2024	Change	Volume/Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers
Sealing systems	$348,778	$353,365	$(4,587)	$(10,665)	$6,078
Fluid handling systems	328,566	313,739	14,827	13,195	1,632
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2025	2024	Change	Volume/Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$30,853	$29,904	$949	$(8,828)	$(681)	$10,458
Fluid handling systems	29,029	23,089	5,940	4,154	3,583	(1,797)
* Net of customer price adjustments, including recoveries.
** Net of savings from 2024 restructuring initiatives.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Outlook

The Company believes it is well positioned to continue driving sustainable value through profitable growth and margin enhancement. While supply chain disruptions, changing trade and tariff policies, and affordability concerns have impacted near-term production forecasts, the Company believes that the underlying demand for new light vehicle production in its key operating regions remains strong, supported by the age of the existing fleet, increasing population, increasing numbers of newly licensed drivers, and declining vehicle inventories. The Company remains confident that the continuing successful execution of its plans and strategies, including expanding relationships with new customers and the continued launch of new, innovative programs with enhanced contribution margins, will drive increasing profit margins and returns on invested capital over time as markets stabilize.

Following strong actual results in the first nine months of the year, the Company has adjusted its full year guidance to reflect approximately $25 million of expected lost profit related to temporary customer production cuts stemming from supply chain and other market disruptions in the fourth quarter. The revised guidance is as follows:

	2024 Actuals	Current 2025 Guidance[1]
Sales	$2.73 billion	$2.68 - $2.72 billion
Adjusted EBITDA[2]	$180.7 million	$200 - $210 million
Capital Expenditures	$50.5 million	$45 - $50 million
Cash Restructuring	$26.5 million	$20 - $25 million
Net Cash Interest	$97.3 million	$105 - $115 million
Net Cash Taxes	$19.1 million	$20 - $25 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.5 million	15.0 million
Europe	17.1 million	16.9 million
Greater China	30.1 million	32.0 million
South America	3.0 million	3.2 million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Previous guidance was presented in our second quarter 2025 earnings press release published on July 31, 2025. Current guidance as presented in this press release considers October 2025 S&P Global production forecasts for relevant light vehicle platforms and models, customers' planned production schedules, including estimated impact of temporary production disruptions in the fourth quarter, and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on October 31, 2025 at 9 a.m. ET to discuss its third quarter 2025 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; the effects of the current U.S. government shutdown and its impact on our customers; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruptions in our supply base or our customers’ supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales	$695,502	$685,353	$2,068,544	$2,070,140
Cost of products sold	608,361	609,041	1,811,174	1,849,245
Gross profit	87,141	76,312	257,370	220,895
Selling, administration & engineering expenses	55,396	49,698	157,797	157,472
Amortization of intangibles	1,746	1,628	5,068	4,894
Restructuring charges	3,535	1,516	8,498	20,430
Operating income	26,464	23,470	86,007	38,099
Interest expense, net of interest income	(28,614)	(29,125)	(85,945)	(87,041)
Equity in earnings of affiliates	1,250	1,258	4,734	4,830
Pension settlement credit (charge)	—	2,216	—	(44,571)
Other (expense) income, net	(2,857)	(5,851)	2,360	(14,629)
(Loss) income before income taxes	(3,757)	(8,032)	7,156	(103,312)
Income tax expense	3,864	2,861	14,648	15,072
Net loss	(7,621)	(10,893)	(7,492)	(118,384)
Net income attributable to noncontrolling interests	(23)	(164)	(1)	(576)
Net loss attributable to Cooper-Standard Holdings Inc.	$(7,644)	$(11,057)	$(7,493)	$(118,960)

Weighted average shares outstanding:
Basic	17,925,510	17,612,001	17,840,926	17,546,292
Diluted	17,925,510	17,612,001	17,840,926	17,546,292

Net loss per share:
Basic	$(0.43)	$(0.63)	$(0.42)	$(6.78)
Diluted	$(0.43)	$(0.63)	$(0.42)	$(6.78)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$147,622	$170,035
Accounts receivable, net	382,345	310,738
Tooling receivable, net	80,097	69,204
Inventories	197,669	142,401
Prepaid expenses	28,097	25,833
Value added tax receivable	56,507	45,120
Other current assets	52,945	41,925
Total current assets	945,282	805,256
Property, plant and equipment, net	522,158	539,201
Operating lease right-of-use assets, net	82,807	87,292
Goodwill	140,615	140,443
Intangible assets, net	30,078	33,805
Other assets	140,682	127,068
Total assets	$1,861,622	$1,733,065

Liabilities and Equity
Current liabilities:
Debt payable within one year	$43,235	$42,428
Accounts payable	366,600	295,178
Payroll liabilities	111,617	103,701
Accrued interest	32,025	5,115
Accrued liabilities	110,942	111,502
Current operating lease liabilities	18,496	18,859
Total current liabilities	682,915	576,783
Long-term debt	1,059,804	1,057,839
Pension benefits	100,584	89,253
Postretirement benefits other than pensions	26,208	26,336
Long-term operating lease liabilities	67,962	71,907
Other liabilities	34,246	44,317
Total liabilities	1,971,719	1,866,435
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,702,818 shares issued and 17,637,009 shares outstanding as of September 30, 2025, and 19,392,340 shares issued and 17,326,531 shares outstanding as of December 31, 2024	17	17
Additional paid-in capital	521,206	518,208
Retained deficit	(478,055)	(470,562)
Accumulated other comprehensive loss	(145,478)	(173,432)
Total Cooper-Standard Holdings Inc. equity	(102,310)	(125,769)
Noncontrolling interests	(7,787)	(7,601)
Total equity	(110,097)	(133,370)
Total liabilities and equity	$1,861,622	$1,733,065

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net loss	$(7,492)	$(118,384)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	68,164	73,358
Amortization of intangibles	5,068	4,894
Pension settlement charge	—	44,571
Share-based compensation expense	11,631	7,057
Equity in earnings of affiliates, net of dividends related to earnings	(1,380)	(1,199)
Payment-in-kind interest	—	12,367
Deferred income taxes	3,455	1,889
Other	3,704	4,036
Changes in operating assets and liabilities	(74,953)	(26,942)
Net cash provided by operating activities	8,197	1,647
Investing activities:
Capital expenditures	(36,506)	(39,014)
Proceeds from sale of businesses	2,558	—
Other	—	287
Net cash used in investing activities	(33,948)	(38,727)
Financing activities:
Principal payments on long-term debt	(2,080)	(1,901)
Increase (decrease) in short-term debt, net	22	(2,356)
Debt issuance costs and other fees	—	(1,921)
Taxes withheld and paid on employees' share-based payment awards	(1,728)	(612)
Net cash used in financing activities	(3,786)	(6,790)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	6,241	(2,569)
Changes in cash, cash equivalents and restricted cash	(23,296)	(46,439)
Cash, cash equivalents and restricted cash at beginning of period	178,697	163,061
Cash, cash equivalents and restricted cash at end of period	$155,401	$116,622

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	September 30, 2025	December 31, 2024
Cash and cash equivalents	$147,622	$170,035
Restricted cash included in other current assets	5,858	7,590
Restricted cash included in other assets	1,921	1,072
Total cash, cash equivalents and restricted cash	$155,401	$178,697

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to Cooper-Standard Holdings Inc.	$(7,644)	$(11,057)	$(7,493)	$(118,960)
Income tax expense	3,864	2,861	14,648	15,072
Interest expense, net of interest income	28,614	29,125	85,945	87,041
Depreciation and amortization	24,883	25,916	73,232	78,252
EBITDA	$49,717	$46,845	$166,332	$61,405
Restructuring charges	3,535	1,516	8,498	20,430
Gain on sale of businesses, net (1)	—	—	(98)	—
Pension settlement (credit) charge (2)	—	(2,216)	—	44,571
Adjusted EBITDA	$53,252	$46,145	$174,732	$126,406

Sales	$695,502	$685,353	$2,068,544	$2,070,140
Net loss margin	(1.1)%	(1.6)%	(0.4)%	(5.7)%
Adjusted EBITDA margin	7.7%	6.7%	8.4%	6.1%
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Pension credit and one-time, non-cash settlement charge and administrative fees incurred related to the termination of our U.S. Pension Plan in 2024.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

The following table provides a reconciliation of net loss to adjusted net (loss) income and the respective net (loss) income per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to Cooper-Standard Holdings Inc.	$(7,644)	$(11,057)	$(7,493)	$(118,960)
Restructuring charges	3,535	1,516	8,498	20,430
Gain on sale of businesses, net (1)	—	—	(98)	—
Pension settlement (credit) charge (2)	—	(2,216)	—	44,571
Tax impact of adjusting items (3)	(274)	(255)	(813)	68
Adjusted net (loss) income	$(4,383)	$(12,012)	$94	$(53,891)

Weighted average shares outstanding:
Basic	17,925,510	17,612,001	17,840,926	17,546,292
Diluted	17,925,510	17,612,001	17,840,926	17,546,292

Net loss per share:
Basic	$(0.43)	$(0.63)	$(0.42)	$(6.78)
Diluted	$(0.43)	$(0.63)	$(0.42)	$(6.78)

Adjusted net (loss) income per share:
Basic	$(0.24)	$(0.68)	$0.01	$(3.07)
Diluted	$(0.24)	$(0.68)	$0.01	$(3.07)
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Pension credit and one-time, non-cash settlement charge and administrative fees incurred related to the termination of our U.S. Pension Plan in 2024.
(3)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$38,628	$27,859	$8,197	$1,647
Capital expenditures	(11,191)	(10,937)	(36,506)	(39,014)
Free cash flow	$27,437	$16,922	$(28,309)	$(37,367)